Exhibit 10.10
Cooperation Agreement between QR S.r.l. abd Gianmaria Tomassi, effective April 19, 2007

COOPERATION AGREEMENT
between
QR S.r.l. tax code and VAT registration number : _______ with registered office at Via ………………., Verona, represented by its lawful representative pro-tempore Mr . ______
(hereinafter “the Company”)
and
Prof. Gianmaria TOMMASI born at ……… on …………….. , residing at Via ……………….., tax code number:
Whereas
-	On ……… AFP undertook to have Prof. Gianmaria Tommasi appointed a director of QR S.r.l. and to grant the relative mandate for a minimum period of five years;
-
on ………………, Prof. Gianmaria Tommasi was appointed a director of QR S.r.l. and received a mandate to administer the company for a period of five years, with the obligation to report to the board of directors on the activities performed

Now therefore, the parties agree to regulate their relation of cooperation subject to the following conditions

1. The recitals form and integral part of this contract

Subject matter of the contract

2.	QR S.r.l. confers upon Prof. Gianmaria Tommasi the appointment of managing the Company with obligation to report to the board of directors in regard to the administrative activities performed .
3.	Prof. Gianmaria Tommasi, will be entered in the employment register as collaborator of QR S.r.l.

Qualification of this contract
4.
This relationship of collaboration must be regarded as being of an autonomous nature in terms of article 61 of legislative decree No 276/2003. This clause represents the explicit manifestation of the will of the parties.

Modalities for performance of the appointment
5.
Prof. Gianmaria Tommasi undertakes to carry out the appointment entrusted to him personally, in complete operating autonomy , without being bound to hours or physical presence, without being subject to any authority, directive and disciplinary by the company and/or by persons charged by it .

6.
In carrying out his tasks, Prof. Gianmaria Tommasi shall operate with the diligence and competence required by the nature thereof and shall report on his administrative activities to the board of directors .

Duration of the contract and advance withdrawal
7.	This contract is stipulated for a fixed period of five years, from April 19, 2007 to April 19, 2012.
8.
In the event of withdrawal by QR S.r.l., notified prior to the expiry of the agreed term, whatever its motivation, or in the event that for any reason whatsoever Prof. Giammaria Tommasi, for reasons not directly imputable to him, would be no longer director of QR S.r.L., QR S.r.l. undertakes to pay to Prof. Gianmaria Tommasi the gross sum of euros 70.000,00 (seventy thousand) per annum for the remaining period, by way of indemnity for income not received .

9.	Prof. Gianmaria Tommasi undertakes to perform his work activities for a period of not less than one year from the “Closing Date”, and that is, from ……….

Compensation
10.
The Company recognizes towards Prof. Gianmaria Tommasi the gross sum of euros 140.000,00 (one hundred forty thousand) per annum. To this amount there shall be added an annual variable amount, for the lesser income arising from the grant of corporate benefits referred to in clause 13.

11.	This sum shall be paid by monthly instalments of equal amount, net of monthly contributions due to INPS.

Expenses
12.
All expenses which Prof. Gianmaria Tommasi may sustain in the carrying out of the functions entrusted to him shall be for the company’s account, which shall have the right to require presentation of a note with relative supporting vouchers. For transfers Prof. Gianmaria Tommasi may utilize a company credit card, to pay costs of travelling, restaurants, hotels, etc., subject to the same conditions existing in Prof. Tommasi’s former position as sole director of QR .

Benefits
13.
The company grants to Prof. Gianmaria Tommasi an Audi A 6 motor vehicle or similar for varied use. For company use there shall further be delivered to Prof. Gianmaria Tommasi a cellular telephone and a computer notebook.

Confidentiality
14.
Prof. Gianmaria Tommasi undertakes not disclose any confidential news and information of which he may have become aware in the carrying out of this appointment and this be it in regard to information covered by secrecy and be it in regard to news, outside knowledge whereof could cause prejudice to QR S.r.l.

Amendments and additions
15.	This contract supersedes and substitutes any previous agreement whatsoever.
16.	Any amendment and/or addition to this contract, shall be expressly agreed to in writing and contain the precise indication of the clause which it is intended to amend and/or add to.

Miscellaneous
17.
The Parties formally note that the proper performance of this contract on the part of QR is further guaranteed, also in terms of article 1381 Civil Code, by the Company AFP Imaging Corporation, with registered office in  Elmsford, NY 10523, 250 Clearbrook Road, (USA), as provided in the aforementioned Agreement of assignment of quotas.

L.C.S.
Verona, April 19, 2007
(QR S.r.l.)
(Prof. Gianmaria Tommasi)

/s/ Gianmaria Tommasi

The information referred to in article 13 of legislative decree 30 June 2003 n. 196 is attached